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                      CAMERA PLATFORMS INTERNATIONAL, INC.

                                  EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

As of December 31, 1996 Camera Platforms International, Inc., had one wholly-owned subsidiary, Shotmaker Dollies & Cranes, Inc., which was incorporated in the State of California. Shotmaker Dollies & Cranes, Inc. was liquidated as of January 31, 1997.

As of March 17, 1997 Camera Platforms International, Inc. had formed a new wholly-owned subsidiary, Shotmaker Dollies, Inc., which is incorporated in the State of California.




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